EXHIBIT 99.1
US Auto Parts Acquires Automotive Diagnosis and Repair Website

Carson, CA October 28, 2008 – US Auto Parts (Nasdaq: PRTS), a leading online provider of aftermarket auto parts and accessories, today announced that it has taken another step in providing drivers with premier car service and repair advice by acquiring  the assets of AutoMD.comTM, a provider of online auto diagnosis and repair technology.  This unique technology helps customers understand what is ailing their vehicle and guides them in determining the right option to mend it.

“Consumers are hungry for an advocate who will ensure they don’t over pay to maintain and restore the health of their vehicle.  The acquisition of AutoMDTM positions US Auto Parts to be that consumer advocate,” said Shane Evangelist, CEO of US Auto Parts. “Through AutoMDTM, we will arm customers with information about how to best service and repair their vehicle. Once informed, consumers may elect to either perform the service themselves or go to a service center.  If the consumer decides to perform the service themselves, we believe U.S. Auto Parts is uniquely positioned to offer the broadest range of reliable and inexpensive parts for those repairs."

Over the next year, US Auto Parts will enhance the existing site and build out the technology required to ensure vehicle owners have an advocate.  Once fully developed, the website will enable a vehicle owner to input information about the symptoms of a car’s ailment, and ultimately arrive at a diagnosis and prescription for repair.  Consumers will be provided with counsel on services, parts, cost, and how-to guides aimed at building consumer confidence in their knowledge and ability to perform the service themselves.  The vehicle owner will also be presented with local repair shop options for service if they deem it is best to have a professional perform the service.

Founded on a philosophy of creating a user-friendly educational site for car owners and enthusiasts alike, AutoMDTM offers free online tools that empower people to educate themselves about their vehicles, helping to save time, money and frustrations on repairs and maintenance.  The inspiration for AutoMDTM came from founders Erwin and Eugene Reyes’ mother, who was the victim of an unscrupulous repair shop. The shop turned a simple oil change into thousands of dollars of needless parts and repairs.  “At AutoMDTM, we are committed to providing drivers like our mother with friendly, easy automotive repair and maintenance suggestions to ensure they are treated fairly,” said the Reyes brothers.

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the Company's network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts' flagship websites are located at http://www.partstrain.com and http://www.autopartswarehouse.com, and the Company's corporate website is located at http://www.usautoparts.net.

U.S. Auto Parts is headquartered in Carson, California.

About AutoMDTM

AutoMDTM is a leading developer of online automotive repair and maintenance services that are designed to provide motorists with personalized, vehicle-specific knowledge and solutions to their automotive problems.  With its virtual diagnostics tool, AutoMDTM trouble shoots any automobile from 1980 to 2008 and delivers a custom analysis, in addition to providing question and answer sessions conducted by certified mechanics.  Established in 2004, AutoMDTM delivers a free interactive automobile diagnosing experience that users can enjoy from the comforts of their own homes.

AutoMDTM is headquartered in San Jose, CA

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are based on management's current expectations, estimates and projections about the Company's business and its industry, as well as certain assumptions made by the Company. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, the Company's expectations regarding its future operating results and financial condition, impact of changes in our key operating metrics, our potential growth, our liquidity requirements, the status of our auction rate preferred securities, as well as the future performance of the Company's call center operations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the demand for the Company's products; the potential economic downturn that could adversely impact retail sales, the competitive and volatile environment in the Company's industry; the Company's ability to expand and price its product offerings, control costs and expenses, and provide superior customer service; the mix of products sold by the Company; the effect and timing of technological changes and the Company's ability to integrate such changes and maintain, update and expand its infrastructure and improve its unified product catalog; the Company's ability to improve customer satisfaction and retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement the Company's business plans both domestically and internationally; the Company's cash needs; any changes in the search algorithms by leading Internet search companies and the Company's ability to comply with Section 404 of the Sarbanes-Oxley Act, and, maintain an adequate system of internal controls; any remediation costs or other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at http://www.usautoparts.net and the SEC's website at http://www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

US Auto Parts(R), Auto Parts Train(TM), PartsTrain(TM), Partsbin(TM), Kool-Vue(TM) and Auto-Vend(TM) are among the trademarks of U.S. Auto Parts. All other trademarks and trade names mentioned are the property of their respective owners.

    Investor Contacts:

    Michael McClane, Chief Financial Officer
    U.S. Auto Parts Network, Inc.
    michael@usautoparts.com
    (310) 735-0085

    Anne Rakunas / Laura Foster
    ICR, Inc.
    (310) 954-1100
    anne.rakunas@icrinc.com
    laura.foster@icrinc.com

SOURCE U.S. Auto Parts Network, Inc.
http://www.usautoparts.net